Exhibit 10.1

Whitney Holding Corporation

RESTRICTED STOCK UNIT AGREEMENT

Non-transferable

G R A N T   TO

 (“Grantee”)

by Whitney Holding Corporation (the “Corporation”) of __ Restricted Stock Units (the “Units”) representing the right to receive, on a one-for-one basis, shares of the Corporation’s no par value common stock (“Shares”), pursuant to and subject to the provisions of the Whitney Holding Corporation 2007 Long-Term Compensation Plan (the “Plan”) and to the Terms and Conditions (the “Terms and Conditions”) set forth on the following pages of this award agreement (this “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Units shall vest (become non-forfeitable) on the third anniversary of the Grant Date, provided Grantee has remained continuously employed by the Corporation through such date, and subject to earlier vesting under certain circumstances as set forth in Section 2 of the Terms and Conditions. The Units shall convert into Shares in accordance with Section 3 of the Terms and Conditions.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan, and to acknowledge that he or she has received a copy of the Plan and the Plan’s Prospectus.  Grantee further agrees that the Committee shall not be liable for any determination made in good faith with respect to the Plan or the terms of this Agreement.

IN WITNESS WHEREOF, Whitney Holding Corporation, acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

WHITNEY HOLDING CORPORATION
By:	Grant Date: June 23, 2009 Accepted by Grantee:

TERMS AND CONDITIONS

1.      Grant of Units.  Each Unit represents the right to receive one Share of the Corporation’s common stock on the terms set forth in this Agreement.

2.      Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)  The third anniversary of the Grant Date,

(b) As to a pro rata number of the Units, on the termination of Grantee’s employment due to death or Disability, determined by multiplying the number of Units originally granted by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of such termination of employment and the denominator of which is 1095,

(c)  As to a pro rata number of the Units, on the termination of Grantee’s employment due to Retirement or involuntary severance without Cause after the second anniversary of the Grant Date, determined by multiplying the number of Units originally granted by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of such termination of employment and the denominator of which is 1095, or

(d) As to all of the Units, upon the occurrence of a Change of Control that meets the definition of a “change in control event” under Section 409A of the Code and applicable regulations thereunder.

If Grantee’s employment terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Corporation without further consideration or any act or action by Grantee.  Any Units that fail to vest in accordance with the terms of this Agreement will be forfeited and reconveyed to the Corporation without further consideration or any act or action by Grantee.

3.      Conversion to Shares.  Subject to the following sentence, the Units that vest will be converted to actual Shares (one Share per vested Unit) within 30 days following the Vesting Date (such date of conversion of the Units into Shares, the “Conversion Date”), provided, however, that if the Conversion Date occurs by reason of Grantee’s termination of employment, and such termination of employment occurs during a period in which Grantee is a “specified employee” (as defined under Section 409A of the Code and applicable regulations thereunder) then, the Conversion Date will be delayed until the earlier of the Participant’s death or the first day of the seventh month following Grantee’s termination of employment.  Notwithstanding the foregoing, the Conversion Date shall be delayed and shall not occur earlier than permitted under the following schedule (except as necessary to reflect a merger or acquisition of the Corporation):

(a) as to 25% of the Units, the date on which the Corporation has repaid 25% of the aggregate financial assistance received by the Corporation under the Department of the Treasury’s Troubled Asset Relief Program (the “TARP Funds”);

(b) as to an additional 25% of the Units (for an aggregate total of 50% of the Units), the date on which the Corporation has repaid 50% of the TARP Funds;

(c) as to an additional 25% of the Units (for an aggregate total of 75% of the Units), the date on which the Corporation has repaid 75% of the TARP Funds; and

(d) as to the remainder of the Units, the date on which the Corporation has repaid 100% of the TARP Funds.

Shares will be registered on the books of the Corporation in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form, as Grantee shall direct.

4.      Dividend Equivalents.  If and when cash dividends or other cash distributions are declared with respect to the Shares while the Units are outstanding, the dollar amount of such dividends or distributions (“Dividend Equivalents”) with respect to the number of Shares then underlying the Units will be held (without interest) by the Corporation for the account of Grantee, and then paid to Grantee in the form of cash on the earlier of (i) the Conversion Date or (ii) the date on which the Corporation has repaid 100% of the TARP Funds.  Grantee shall have no right to Dividend Equivalents with respect to Units that are forfeited.  Once the Company has repaid 100% of the TARP Funds, Dividend Equivalents will thereafter be paid to Grantee in the form of cash on the date such dividend or distribution is paid to shareholders of the Corporation.

5.      Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units or in any Dividend Equivalents may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Corporation or an Affiliate.  Neither the Units nor any accumulated Dividend Equivalents may be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.      Limitation of Rights.  The Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a stockholder of the Corporation unless and until Shares are in fact issued to such person in connection with the Units.  Nothing in this Agreement shall interfere with or limit in any way the right of the Corporation or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Corporation or any Affiliate.  This Award is not a promise that additional awards will be made to Grantee in the future.

7.      Payment of Taxes.  The Corporation or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units or Dividend Equivalents.  The withholding requirement may be satisfied, in whole or in part, at the election of the Corporation’s Chief Financial Officer, by withholding from the settlement of the Units Shares having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Chief Financial Officer establishes.  The obligations of the Corporation under this Agreement will be conditional on such payment or arrangements, and the Corporation, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.      Restrictions on Issuance of Shares.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.      Plan Controls.  The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  Without limiting the foregoing, the terms and conditions of the Units, including the number of Shares and the class or series of capital stock which may be delivered upon settlement of the Units, are subject to adjustment as provided in Article 15 of the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10.      Notice.  Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Corporation must be addressed to Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, LA 70130; Attn: General Counsel, or any other address designated by the Corporation in a written notice to Grantee.  Notices to Grantee will be directed to the address of Grantee then currently on file with the Corporation, or at any other address given by Grantee in a written notice to the Corporation.